Exhibit 8.1

Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 davispolk.com

July 2, 2024

Re:   Registration Statement on Form S-4

UMB Financial Corporation

1010 Grand Boulevard

Kansas City, Missouri 64106

Ladies and Gentlemen:

We have acted as counsel for UMB Financial Corporation, a Missouri corporation (“UMB”), in connection with (i) the Mergers, as defined and described in the Agreement and Plan of Merger dated as of April 28, 2024 (the “Merger Agreement”) by and among Heartland Financial USA, Inc., a Delaware corporation, UMB, and Blue Sky Merger Sub Inc., a Delaware corporation, and a direct, wholly owned subsidiary of UMB, and (ii) the preparation and filing of the related Registration Statement on Form S-4 (the “Registration Statement”), which includes the joint Proxy Statement/Prospectus (the “Proxy Statement/Prospectus”), filed with the Securities and Exchange Commission (the “Commission”). Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Merger Agreement.

In connection with this opinion, we have examined the Merger Agreement, the Registration Statement, the Proxy Statement/Prospectus and such other documents as we have deemed necessary or appropriate in order to enable us to render our opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing. For purposes of this opinion, we have assumed, with your permission, (i) that the Mergers will be consummated in the manner described in Merger Agreement and the Proxy Statement/Prospectus and (ii) the statements concerning the Mergers set forth in the Merger Agreement and the Proxy Statement/Prospectus are true, complete and correct and will remain true, complete and correct at all times up to and including the Second Effective Time. We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the obligations, covenants, and agreements contained in the Merger Agreement.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein and in the Registration Statement, we are of the opinion that the statements set forth in the Registration Statement under the heading “Material U.S. Federal Income Tax Consequences of the Mergers,” insofar as they purport to constitute summaries of certain provisions of U.S. federal income tax law and regulations or legal conclusions with respect thereto, constitute accurate summaries of such matters described therein in all material respects.

We express our opinion herein only as to those matters specifically set forth above. We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the federal law of the United States.

This opinion is furnished to you solely for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm name in the Proxy Statement/Prospectus in connection with the references to this opinion and the material U.S. federal income tax consequences of the Mergers. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Davis Polk & Wardwell LLP

July 2, 2024	2